FOR IMMEDIATE RELEASE

Contact:                 Donald H. Wilson
Chairman, President and Chief Executive Officer
(630) 545-0900

COMMUNITY FINANCIAL SHARES, INC.
ANNOUNCES COMPLETION OF PRIVATE PLACEMENT OFFERING

September 30, 2013, Glen Ellyn, Illinois — Community Financial Shares, Inc., (the “Company”) (OTCQB: CFIS), the parent company of Community Bank-Wheaton/Glen Ellyn, announced today that the Company has consummated its previously announced private placement offering, pursuant to which the Company issued 2,836,900 shares of common stock to accredited investors at a purchase price of $1.00 per share.  In connection with the closing of the private placement offering, the Company also issued an additional 350,200 shares of common stock at a purchase price of $1.00 per share and 7,334 shares of Series D convertible noncumulative perpetual preferred stock at a purchase price of $100.00 per share to existing stockholders of the Company.  The additional shares of common stock and preferred stock were issued to satisfy the exercise of non-dilution rights afforded to stockholders under the Company’s November 13, 2012 Securities Purchase Agreement.  Including these anti-dilution shares, the Company raised aggregate proceeds of $3,920,500 in connection with the completion of the private placement offering.

FIG Partners LLC served as placement agent to the Company in connection with the private placement offering.

About Community Financial Shares, Inc.

Community Financial Shares, Inc. is a bank holding company, headquartered in Glen Ellyn, Illinois, whose wholly-owned subsidiary, Community Bank-Wheaton/Glen Ellyn, is a state-chartered commercial bank insured by the FDIC.  The Bank provides banking services common to the industry, including but not limited to, demand, savings and time deposits, loans, mortgage loan origination for investors, cash management, electronic banking services, internet banking services including bill payment, Community Investment Center services, and debit cards.  The Company’s common stock is quoted on the OTCQB under the symbol “CFIS.”  More information can be obtained by visiting the Company’s web site at www.cbwge.com (which is not a part of this press release).

Additional Information

Purchases of shares of common stock and Series D Preferred Stock by investors in the private placement offering discussed in this press release involve the sale of securities in private transactions, and such shares of common stock and Series D Preferred Stock have not been registered under the Securities Act of 1933.